Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-206140 and 333-212193) and Form S-3 (No. 333-213409) of Unique Fabricating, Inc. of our report dated March 9, 2016, relating to the consolidated financial statements of Unique Fabricating, Inc. which appears in this Form 10-K.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania
March 8, 2018